NEWS RELEASE
Contacts:
    KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klxenergy.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com

KLX ENERGY SERVICES HOLDINGS, INC. REPORTS THIRD QUARTER 2023 RESULTS
Diversification drives flat sequential margins and continued strong operating cash flow, despite 10% sequential decline in rig count

HOUSTON, TX - November 6, 2023 - KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLX”, the “Company”, “we”, “us” or “our”) today reported financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Financial and Operational Highlights

•Revenue of $221 million
•Net income of $8 million, net income margin of 3%, diluted earnings per share of $0.47
•Adjusted net income of $8 million and adjusted diluted earnings per share of $0.51
•Adjusted EBITDA of $37 million
•Adjusted EBITDA margin of 17%
•Cash balance of $90 million, increased $8 million sequentially and $49 million compared to Q3 2022
•Ended the quarter with $155 million of liquidity, consisting of $90 million of cash and $65 million of available borrowing capacity under the September 2023 asset-based revolving credit facility (the “ABL Facility”) borrowing base certificate
•Ended the quarter with a total debt balance of $284 million and reduced net debt 4% sequentially, ending the quarter with a net debt balance of $194 million and a Last Twelve Months Net Leverage Ratio of 1.3x
•Successfully integrated Greene’s and fully implemented $3 million in annual cost synergies
•Executed 12-month frac contract with leading operator base loading 2024 activity
•Launched and commercialized latest generation downhole tools and products

See “Non-GAAP Financial Measures” at the end of this release for a discussion of adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted net income (loss) margin, adjusted diluted earnings per share, levered and unlevered free cash flow, net working capital, net debt, net leverage ratio and their reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have not provided reconciliations of our future expectations as to adjusted EBITDA or adjusted EBITDA margin as such reconciliation is not available without unreasonable efforts.

Chris Baker, KLX President and Chief Executive Officer, stated, “We are very pleased with our third quarter results. Our teams did an exceptional job of managing costs, maintaining price and maximizing utilization as we managed forces outside of our control, specifically a volatile macro environment driven by continued commodity price volatility and rig count declines.

“KLX operates in every major basin in the U.S., and we touch every part of the well cycle: drilling, completion and production services,” added Baker. “Regionally, we delivered our strongest results in the Rockies during the third quarter, as we have a market-leading franchise in that basin. Additionally, our consolidated third quarter revenue outperformed the underlying 10% decline in rig count and our adjusted EBITDA margin exceeded our prior guidance range. We achieved these strong results by focusing on pricing discipline and cost controls to maximize margins, which ultimately translated into strong free cash flow generation.”

Baker continued, “Commodity prices remain highly supportive of underlying activity and are at levels which should drive incremental year-over-year activity as operators begin finalizing their drilling and completion programs for 2024. Moreover, we launched and commercialized numerous new proprietary products during the third quarter, including the PhantM Dissolvable Frac Plug and our patent-pending extended reach tool, Oracle SRT (Smart Reach Technology), which are rapidly gaining market acceptance. We believe these new products and our continued dedication to developing leading edge technology will be material differentiators for KLX in 2024 and beyond.

“Looking ahead, we anticipate fourth quarter margins will hold up well despite weaker seasonal activity and operator budget exhaustion typical of the fourth quarter. As a result, we expect strong full year 2023 adjusted EBITDA between $140 million to $150 million. In summary, we are encouraged by our growth prospects and the market fundamentals for the U.S. onshore drilling, completion and production markets expected in 2024 and beyond,” concluded Baker.

Third Quarter 2023 Financial Results

Revenue for the third quarter of 2023 totaled $220.6 million, which was consistent with third quarter 2022 revenue of $221.6 million. The flat revenue reflects a strong quarter in the Rocky Mountains business segment and an increase in Southwest due to the addition of the Greene’s business, offsetting the slowdown in activity in Northeast/Mid-Con. On a product line basis, drilling, completion, production and intervention services contributed approximately 24%, 51%, 15% and 10%, respectively, to revenues for the third quarter of 2023. We experienced a shift in revenue mix with a greater contribution from our rentals and frac rentals product service lines. Utilization was down almost across the board driven by a 15% lower rig count and 10% lower frac spread count relative to third quarter 2022 but was offset by predominantly increased pricing.

Net income for the third quarter of 2023 was $7.6 million, compared to third quarter 2022 net income of $11.1 million. Adjusted net income for the third quarter of 2023 was $8.2 million, compared to third quarter 2022 adjusted net income of $12.8 million. Adjusted EBITDA for the third quarter of 2023 decreased 1% to $36.7 million, compared to third quarter 2022 adjusted EBITDA of $37.1 million. Adjusted EBITDA margin for the third quarter of 2023 was 16.6%, compared to third quarter 2022 adjusted EBITDA margin of 16.7%. Our adjusted EBITDA and adjusted EBITDA margin were flat compared to third quarter 2022, but we saw a shift in geographic mix with a more material contribution from the Rocky Mountains and Southwest as well as a 18% reduction in Corporate and other costs.

Third Quarter 2023 Segment Results

The Company reports revenue, operating income and adjusted EBITDA through three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con.

•Rocky Mountains: Revenue, operating income and adjusted EBITDA for the Rocky Mountains segment was $77.0 million, $17.7 million and $23.3 million, respectively, for the third quarter of 2023. Third quarter revenue represents a 16% increase over the third quarter of 2022 largely driven by an increase in activity in the Bakken offset by a decrease in activity in the DJ Basin and Wyoming. Segment operating income and adjusted EBITDA increased 51% and 35% over the third quarter of 2022, driven by reduced white space and a positive shift in product service mix, with a greater contribution from higher margin services, including frac rentals, coiled tubing and rentals.

•Southwest: Revenue, operating income and adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $77.8 million, $4.8 million and $11.8 million, respectively, for the third quarter of 2023. Third quarter revenue represents a 14% increase over the third quarter of 2022, operating income decreased by 8% and adjusted EBITDA increased by 16%, largely driven by strength in rentals, frac rentals and downhole production services, driven by our latest generation PhantM Dissolvable Frac Plug, partially offset by relative softness in coiled tubing and directional drilling.

•Northeast/Mid-Con: Revenue, operating income and adjusted EBITDA for the Northeast/Mid-Con segment was $65.8 million, $5.2 million and $11.4 million, respectively, for the third quarter of 2023. Third quarter revenue represents a 24% decrease over the third quarter of 2022 and operating income and adjusted EBITDA declined 70% and 46% respectively, largely due to increased white space for our completions and intervention businesses, including coiled tubing, pressure pumping and tech services.

The following is a tabular summary of revenue, operating income (loss) and adjusted EBITDA (loss) for the third quarter ended September 30, 2023, the second quarter ended June 30, 2023 and the third quarter ended September 30, 2022 ($ in millions).

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Revenue:
Rocky Mountains	$77.0	$66.4	$66.5
Southwest	77.8	86.3	68.5
Northeast/Mid-Con	65.8	81.3	86.6
Total Revenue	$220.6	$234.0	$221.6

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Operating income (loss):
Rocky Mountains	$17.7	$11.9	$11.7
Southwest	4.8	8.1	5.2
Northeast/Mid-Con	5.2	12.6	17.2
Corporate and other	(11.3)	(13.0)	(13.7)
Total operating income	$16.4	$19.6	$20.4

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Adjusted EBITDA (loss)
Rocky Mountains	$23.3	$17.0	$17.3
Southwest	11.8	14.8	10.2
Northeast/Mid-Con	11.4	18.0	21.3
Segment Total	46.5	49.8	48.8
Corporate and other	(9.8)	(10.1)	(11.7)
Total adjusted EBITDA(1)	$36.7	$39.7	$37.1
(1) Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Income to adjusted EBITDA table below, non-cash compensation expense and non-cash asset impairment expense.

Balance Sheet and Liquidity

Total debt outstanding as of September 30, 2023 was $284.1 million. As of September 30, 2023, cash and cash equivalents totaled $90.4 million. Liquidity as of September 30, 2023 was $154.8 million, including availability of $64.4 million on the September 2023 ABL Facility borrowing base certificate. The senior secured notes bear interest at an annual rate of 11.5%, payable semi-annually in arrears on May 1st and November 1st. Accrued interest as of September 30, 2023 was $11.4 million for the senior secured notes and $0.1 million related to the ABL Facility.

Net working capital as of September 30, 2023 was $85.4 million.

KLX sold no shares under our at-the-market offering program in both the third quarter and the nine months ended September 2023.

Other Financial Information

Capital expenditures were $17.8 million during the third quarter of 2023. Capital spending during the third quarter was driven primarily by maintenance capital expenditures across our segments. As of September 30, 2023, we had $2.3 million of assets held for sale related to real property and equipment in the Rocky Mountains and Southwest segments. Full year capital expenditures guidance remains unchanged at $45 million to $55 million.

Greene’s Integration

KLX’s integration of Greene’s has been completed as of the date of this release. We have fully implemented approximately $3.0 million in annual cost synergies.

Conference Call Information

KLX has scheduled a conference call for 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Tuesday, November 7, 2023, to review reported results. You may access the call by telephone at 1-201-389-0867 and ask for the KLX 2023 Third Quarter Conference Call at least 10 minutes prior to the start time. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://investor.klxenergy.com/events-and-presentations/events. For those who cannot listen to the live call, a replay of the call can be accessed on the Company’s website for 90 days and will be available by telephone through November 21, 2023, at 1-201-612-7415, access code 13740666#. Please submit any questions for management prior to the call via email to KLXE@dennardlascar.com.

About KLX Energy Services Holdings, Inc.

KLX is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 50 service and support facilities located throughout the United States. KLX’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klxenergy.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our operating cash flows; the availability of capital and our liquidity; our ability to renew and refinance our debt; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to the COVID-19 pandemic, declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by oil and natural gas exploration and production companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; inflation; increases in interest rates; the ongoing war in Ukraine and its continuing effects on global trade; the ongoing conflict in Israel; supply chain issues; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars and shares, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Revenues	$220.6	$234.0	$221.6
Costs and expenses:
Cost of sales	166.2	173.3	168.8
Depreciation and amortization	18.9	17.6	14.2
Selling, general and administrative	18.6	22.0	18.0
Research and development costs	0.4	0.3	0.2
Bargain purchase gain	0.1	1.2	—
Operating income	16.4	19.6	20.4
Non-operating expense:
Interest income	(0.7)	(0.2)	—
Interest expense	9.2	8.7	9.0
Net income before income tax	7.9	11.1	11.4
Income tax expense	0.3	(0.3)	0.3
Net income	$7.6	$11.4	$11.1

Net income per common share:
Basic	$0.47	$0.71	$0.96
Diluted	$0.47	$0.71	$0.96

Weighted average common shares:
Basic	16.0	16.0	11.5
Diluted	16.1	16.1	11.5

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares, except per share data)

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$90.4	$57.4
Accounts receivable–trade, net of allowance of $6.1 and $5.7	155.7	154.3
Inventories, net	33.4	25.7
Prepaid expenses and other current assets	7.9	17.3
Total current assets	287.4	254.7
Property and equipment, net	201.7	168.1
Operating lease assets	28.6	37.4
Intangible assets, net	1.9	2.1
Other assets	4.7	3.6
Total assets	$524.3	$465.9
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$78.5	$84.2
Accrued interest	11.5	4.8
Accrued liabilities	33.1	41.0
Current portion of operating lease obligations	14.1	14.2
Current portion of finance lease obligations	15.7	10.2
Total current liabilities	152.9	154.4
Long-term debt	284.1	283.4
Long-term operating lease obligations	13.9	22.8
Long-term finance lease obligations	25.2	20.3
Other non-current liabilities	0.4	0.8
Commitments, contingencies and off-balance sheet arrangements
Stockholders’ equity (deficit):
Common stock, $0.01 par value; 110.0 authorized; 16.8 and 14.3 issued	0.1	0.1
Additional paid-in capital	553.2	517.3
Treasury stock, at cost, 0.4 shares and 0.4 shares	(5.3)	(4.6)
Accumulated deficit	(500.2)	(528.6)
Total stockholders’ equity (deficit)	47.8	(15.8)
Total liabilities and stockholders' equity	$524.3	$465.9

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted net income (loss) margin, adjusted diluted earnings per share, unlevered and levered free cash flow, net working capital, net debt and net leverage ratio measures. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions, (v) costs incurred related to the COVID-19 pandemic and (vi) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL Facility.

We believe adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDA. Our computations of adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA margin is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA margin is not a measure of net earnings or cash flows as determined by GAAP. Adjusted EBITDA margin is defined as the quotient of adjusted EBITDA and total revenue. We believe adjusted EBITDA margin is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure, as a percentage of revenues.

We define adjusted net income (loss) as consolidated net income (loss) adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) restructuring charges, (iii) transaction and integration costs related to acquisitions, (iv) costs incurred related to the COVID-19 pandemic and (v) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. We believe adjusted net income (loss) is useful because it allows us to exclude non-recurring items in evaluating our operating performance.

We define adjusted net income (loss) margin as the quotient of adjusted net income (loss) and total revenue. We believe adjusted net income (loss) margin is useful because it allows us to exclude non-recurring items in evaluating our operating performance.

We define adjusted diluted earnings per share as the quotient of adjusted net income (loss) and diluted weighted average common shares. We believe that adjusted diluted earnings per share provides useful information to investors because it allows us to exclude non-recurring items in evaluating our operating performance on a diluted per share basis.

We define unlevered free cash flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment plus interest expense. Our management uses unlevered free cash flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that unlevered free cash flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments and repurchase stock.

We define levered free cash flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment. Our management uses levered free cash flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that levered free cash flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments and repurchase stock.

Net working capital is calculated as current assets, excluding cash, less current liabilities, excluding accrued interest and finance lease obligations. We believe that net working capital provides useful information to investors because it is an important indicator of the Company’s liquidity.

We define net debt as total debt less cash and cash equivalents. We believe that net debt provides useful information to investors because it is an important indicator of the Company’s indebtedness.

We define net leverage ratio as net debt divided by quarterly annualized adjusted EBITDA or adjusted EBITDA over the last twelve months. We believe that net leverage ratio provides useful information to investors because it is an important indicator of the Company’s indebtedness in relation to its operating performance.

The following tables present a reconciliation of the non-GAAP financial measures of adjusted EBITDA and adjusted EBITDA margin to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Consolidated net income(2)	$7.6	$11.4	$11.1
Income tax expense	0.3	(0.3)	0.3
Interest expense, net	8.5	8.5	9.0
Operating income	16.4	19.6	20.4
Bargain purchase gain	0.1	1.2	—
One-time costs(1)	0.5	0.5	1.7
Adjusted operating income	17.0	21.3	22.1
Depreciation and amortization	18.9	17.6	14.2
Non-cash compensation	0.8	0.8	0.8
Adjusted EBITDA	$36.7	$39.7	$37.1
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the third quarter of 2023 relate to $0.3 in costs related to the Greene’s acquisition and $0.2 in severance.
(2) Quarterly cost of sales includes $2.1 of lease expense associated with five coiled tubing unit leases.

KLX Energy Services Holdings, Inc.
Consolidated Net Income Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Consolidated net income	$7.6	$11.4	$11.1
Revenue	220.6	234.0	221.6
Consolidated net income margin percentage	3.4%	4.9%	5.0%

(1) Consolidated net income margin is defined as the quotient of consolidated net income and total revenue.

KLX Energy Services Holdings, Inc.
Consolidated Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Adjusted EBITDA	$36.7	$39.7	$37.1
Revenue	220.6	234.0	221.6
Adjusted EBITDA Margin Percentage	16.6%	17.0%	16.7%
(1) Adjusted EBITDA margin is defined as the quotient of adjusted EBITDA and total revenue. Adjusted EBITDA is operating income excluding one-time costs (as defined in the Reconciliation of Consolidated Net Income to adjusted EBITDA table above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

Reconciliation of Rocky Mountains Operating Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Rocky Mountains operating income	$17.7	$11.9	$11.7
One-time costs(1)	—	—	0.3
Adjusted operating income	17.7	11.9	12.0
Depreciation and amortization expense	5.6	5.1	5.3
Rocky Mountains adjusted EBITDA	$23.3	$17.0	$17.3
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income to adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

Reconciliation of Southwest Operating Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Southwest operating income	$4.8	$8.1	$5.2
One-time costs(1)	0.2	—	0.4
Adjusted operating income	5.0	8.1	5.6
Depreciation and amortization expense	6.8	6.7	4.6
Southwest adjusted EBITDA	$11.8	$14.8	$10.2
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income to adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

Reconciliation of Northeast/Mid-Con Operating Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Northeast/Mid-Con operating income	$5.2	$12.6	$17.2
One-time costs(1)	—	—	—
Adjusted operating income	5.2	12.6	17.2
Depreciation and amortization expense	6.1	5.4	4.0
Non-cash compensation	0.1	—	0.1
Northeast/Mid-Con adjusted EBITDA	$11.4	$18.0	$21.3
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income to adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

KLX Energy Services Holdings, Inc.
Segment Operating Income Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Rocky Mountains
Operating income	$17.7	$11.9	$11.7
Revenue	77.0	66.4	66.5
Segment operating income margin percentage	23.0%	17.9%	17.6%
Southwest
Operating income	4.8	8.1	5.2
Revenue	77.8	86.3	68.5
Segment operating income margin percentage	6.2%	9.4%	7.6%
Northeast/Mid-Con
Operating income	5.2	12.6	17.2
Revenue	65.8	81.3	86.6
Segment operating income margin percentage	7.9%	15.5%	19.9%
(1) Segment operating income margin is defined as the quotient of segment operating income and segment revenue.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Rocky Mountains
Adjusted EBITDA	$23.3	$17.0	$17.3
Revenue	77.0	66.4	66.5
Adjusted EBITDA Margin Percentage	30.3%	25.6%	26.0%

Southwest
Adjusted EBITDA	11.8	14.8	10.2
Revenue	77.8	86.3	68.5
Adjusted EBITDA Margin Percentage	15.2%	17.1%	14.9%

Northeast/Mid-Con
Adjusted EBITDA	11.4	18.0	21.3
Revenue	65.8	81.3	86.6
Adjusted EBITDA Margin Percentage	17.3%	22.1%	24.6%
(1) Segment adjusted EBITDA margin is defined as the quotient of segment adjusted EBITDA and total segment revenue. Segment adjusted EBITDA is segment operating income excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

The following tables present a reconciliation of the non-GAAP financial measure of adjusted net income, adjusted net income margin and adjusted diluted earnings per share to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Income to Adjusted Net Income and Adjusted Diluted Earnings per Share
(In millions of U.S. dollars and shares, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Consolidated net income(2)	$7.6	$11.4	$11.1
Bargain purchase gain	0.1	1.2	—
One-time costs(1)	0.5	0.5	1.7
Adjusted net income	$8.2	$13.1	$12.8
Diluted weighted average common shares	16.1	16.1	11.5
Adjusted diluted earnings per share(3)	$0.51	$0.81	$1.11
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the third quarter of 2023 relate to $0.3 in costs related to the Greene’s acquisition and $0.2 in severance.
(2) Quarterly cost of sales includes $2.1 of lease expense associated with five coiled tubing unit leases.
(3) Adjusted diluted earnings per share is defined as the quotient of adjusted net income (loss) and diluted weighted average common shares.

KLX Energy Services Holdings, Inc.
Adjusted Net Income Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Adjusted net income	$8.2	$13.1	$12.8
Revenue	220.6	234.0	221.6
Adjusted net income margin percentage	3.7%	5.6%	5.8%

(1) Adjusted net income margin is defined as the quotient of adjusted net income and total revenue.

The following table presents a reconciliation of the non-GAAP financial measure of free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by (Used in) Operating Activities to Free Cash Flow
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Net cash flow provided by operating activities	$25.6	$60.0	$18.5
Capital expenditures	(17.8)	(16.2)	(12.5)
Proceeds from sale of property and equipment	4.8	3.5	5.3
Levered free cash flow	$12.6	$47.3	$11.3
Add: Interest expense, net	8.5	8.5	9.0
Unlevered free cash flow	$21.1	$55.8	$20.3

The following table presents a reconciliation of the non-GAAP financial measure of net working capital to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Current Assets and Current Liabilities to Net Working Capital
(In millions of U.S. dollars)
(Unaudited)

	As of
	September 30, 2023	June 30, 2023	December 31, 2022
Current assets	$287.4	$288.5	$254.7
Less: Cash	90.4	82.1	57.4
Net current assets	197.0	206.4	197.3
Current liabilities	152.9	162.6	154.4
Less: Accrued interest	11.5	4.7	4.8
Less: Operating lease obligations	14.1	14.4	14.2
Less: Finance lease obligations	15.7	13.2	10.2
Net current liabilities	111.6	130.3	125.2
Net working capital	$85.4	$76.1	$72.1

The following table presents a reconciliation of the non-GAAP financial measure of net debt:

KLX Energy Services Holdings, Inc.
Reconciliation of Net Debt(1)
(In millions of U.S. dollars)
(Unaudited)

	As of September 30, 2023	As of June 30, 2023	As of December 31, 2022
Total Debt	$284.1	$283.8	$283.4
Cash	90.4	82.1	57.4
Net Debt	$193.7	$201.7	$226.0
(1) Net debt is defined as total debt less cash and cash equivalents.

The following table presents a reconciliation of the non-GAAP financial measure of net leverage ratio:
KLX Energy Services Holdings, Inc.
Reconciliation of Net Leverage Ratio(1)
(In millions of U.S. dollars)
(Unaudited)

	Quarter Annualized		Last Twelve Months
	As of September 30, 2023	As of June 30, 2023	Ended September 30, 2023
Adjusted EBITDA	$36.7	$39.7	$151.9
Multiply by four quarters	4	4	N/A
Annualized Adjusted EBITDA	146.8	158.8	151.9
Net Debt	$193.7	$201.7	$193.7
Net Leverage Ratio	1.3	1.3	1.3
(1) Net leverage ratio is defined as net debt divided by quarterly annualized adjusted EBITDA or adjusted EBITDA over the last twelve months